Exhibit 99.2

FOR IMMEDIATE RELEASE July 29, 2005	Contact:	Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622

RTI INTERNATIONAL METALS, INC. ANNOUNCES EXECUTIVE APPOINTMENT

     Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced today that William T. Hull, CPA, has been elected Vice President and Chief Accounting Officer, effective August 10, 2005.
     Mr. Hull’s career has spanned over 20 years of service in various accounting positions, including experience in establishing, redesigning and strengthening financial operations for public companies. Most recently, Mr. Hull was Corporate Controller of Stoneridge, Inc., of Warren, Ohio (NYSE: SRI), where he was employed since 2000. His duties included managing financial reporting, accounting, cash management functions, developing and documenting policies and procedures in internal controls, and Sarbanes-Oxley compliance. Prior to his current position, he was the Chief Financial Officer of a publicly traded manufacturing and distribution company.
     “We are very pleased to have Bill join us at RTI”, said Dawne S. Hickton, Senior Vice President – Administration and Chief Administrative Officer. “His experience and accounting know-how will greatly strengthen RTI’s financial organization. We are in the beginning of an exciting market for RTI and we look forward to having Bill as part of the team as we continue to grow RTI’s business.”
     Hull is a graduate of Youngstown State University in Ohio and a member of the Ohio Society of CPAs, Financial Executives International, and the American Institute of Certified Public Accountants.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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